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                                                                     Exhibit 5.1


                                  May 9, 2003


PolyOne Corporation
200 Public Square, 36th Floor
Cleveland, Ohio 44114


          Re: REGISTRATION STATEMENT ON FORM S-4 FILED BY POLYONE CORPORATION

Ladies and Gentlemen:

     I am the Vice President, Chief Legal Officer and Secretary for PolyOne Corporation, an Ohio corporation (the "Company"), and have acted as such in connection with the issuance and exchange (the "Exchange Offer") of up to $300,000,000 aggregate principal amount of the Company's 10 5/8% Senior Notes due 2010 (the "Exchange Notes") for an equal principal amount of the Company's 10 5/8% Senior Notes due 2010 outstanding on the date hereof (the "Private Notes"). The Private Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 6, 2003 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee").

     In rendering this opinion, I or attorneys under my supervision have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, I am of the opinion that, when the Registration Statement becomes effective under the Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the terms of the Exchange Offer in exchange for the Private Notes, the Exchange Notes will be validly issued by the Company and will constitute valid and binding obligations of the Company.

     I am admitted to practice law in the State of New York and have been granted corporate status in the State of Ohio to perform legal services on behalf of the Company. My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the laws of the State of New York, which are expressed to govern the Exchange Notes, and the Ohio General Corporation Law, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of Ohio or any other jurisdiction.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in


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the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                        Very truly yours,


                                        /s/ Wendy C. Shiba

                                        Wendy C. Shiba
                                        Vice President, Chief Legal Officer
                                        and Secretary